EXHIBIT 10.34
ENERGTEK INC.
Energtek Products Ltd

2008-IL KEY EMPLOYEE OPTION PLAN

Energtek Inc., a corporation registered in the State of Nevada, USA, (hereinafter "the Corporation") and its fully owned subsidiary, Energtek Products Ltd. ("Energtek" or "the Reporting Entity") have adopted this 2008-IL Key Employee Option Plan ("the Plan”) for all the key employees and/or officers (including employee and non-employee directors), either of the Corporation and/or of any Subsidiary (as defined hereunder), that are Israeli residents, in accordance with the following terms and conditions.

1.	DESIGNATION AND PURPOSE OF THIS PLAN

1.1. Designation - This Plan is hereby designated as the 2008-IL Key Employee Option Plan.

1.2. Purpose - The purpose of this Plan is to advance the growth and development of the Corporation, including its Subsidiaries, by affording an opportunity to Eligible Participants (as defined hereunder) to purchase Common Shares of the Corporation through the exercise of Options granted to them. Competition and technical development in the Corporation’s line of business make it necessary for the Corporation to attract and retain persons of competence for the Corporation to encourage the highest level of performance if the Corporation is to maintain and improve its position in its particular lines of business and if it is to continue to serve the best interests of its Shareholders and customers. The acquisition of such Common Shares by such Participants who are primarily responsible for the Corporation’s success, provides a continuing incentive for them to promote the best interests of the Corporation, and, by giving such Participants a proprietary interest in the Corporation, induces them to continue in the employ and to work for the long-term benefit of the Corporation. All Options and Common Shares and other assets held under this Plan will be administered, distributed, and otherwise governed by the provisions of this Plan, the related Trust Agreement and the Corporation’s agreement with each Participant. This Plan is made pursuant to the provisions of Section 102 (as defined hereunder).

2.	DEFINITIONS

The following definitions shall be applicable to the terms used in this Plan:

2.1. “Board” or “Board of Directors” means the board of directors of the Corporation.

2.2. “Capital Gain Method” means choosing the alternative of capital gain method under Section 102.

2.3. “Change in Control” means a change in ownership or control of the Corporation or the Subsidiary of the Corporation to which the Participant is directly employed by, effected through either of the following transactions: (a) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders; or (b) a change in the composition of the majority of the Board due to a change in ownership of securities in the Corporation.

2.4. “Committee” means the Committee appointed by the Board of Directors of the Corporation to administer this Plan pursuant to Section 4 below, if such a committee shall be appointed, or the Board of Directors.

2.5. “Common Shares” means the Shares of Common Stock par value $ 0.001, existing or otherwise created in the capital of the Corporation, (the rights of which shall be as specified in the Corporation governing documents).

2.6. "Corporation" means the Corporation and/or any of its Subsidiaries, "Companies" means the Corporation together with its Subsidiaries.

2.7. “Corporation Transaction” means either of the following stockholder-approved transactions to which the Corporation is a party: (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation’s.

2.8. “Option Grant Program” means this Plan.

2.9. “Eligible Participant” means any employee as such term is defined in Section 102, including employee and non-employee directors. Without derogating from the foregoing Eligible Participant shall include any employee or officer (including a director) of the Corporation or any Subsidiary except for such persons that are deemed as controlling persons, with the meaning specified in Section 32 (or any section that may replace it in the future) to the Income Tax Ordinance, all as further defined .

2.10.  "Grant" - Means the formal decision of the Board of Directors or the Committee to award a Participant with Options.

2.11.  "Grant Day" - means the day the Grant has been approved by the Committee, but no earlier then 30 days following the submission of the Plan to the Israeli Tax Authorities.

2.12. “Income Tax Ordinance” means the Israeli Income Tax Ordinance as amended from time to time.

2.13. "Installment" means all Option Shares that become exercisable on the same date.

2.14.   “Labor Income Method” means choosing the alternative of labor income method under Section 102.

2.15. “Expiry Date” means the 31st of December of the fifth year following the calendar Gregorian year in which the Option became exercisable.

2.16. “Options” means options class A that upon exercise shall be converted to Common Shares in accordance with a vesting schedule, on a one to one basis, (provided that the ratio of conversion of the Options shall be adjusted to any share split, reverse share split, or other similar transaction or recapitalization of the Corporation), upon payment of the exercise payment. Any Option that shall not be exercised by the end of the Option Period, shall become void and shall not entitle its holder to any rights and/or benefits whatsoever.

2.17. "Option's Shares" means all Common Shares exercisable by an Option(s).

2.18. “Participant” means any Eligible Participant who is granted Options that shall allow him to purchase Common Shares.

2.19. “Participant Agreement” means the Option Agreement entered into between the individual Participant and the Corporation and/or any Subsidiary regarding the grant of the Options and its terms in conjunction with this Plan.

2.20. “Section 102” means Section 102 to the Income Tax Ordinance as amended from time to time, and any rules regulations or instructions promulgated or enacted under Section 102.

2.21. “Shareholder(s)” means a holder of Common Shares of the Corporation (as defined in the Corporation’s Articles of Association).

2.22. “Subsidiary” - means any partially or fully owned subsidiary of the Corporation, directly or indirectly, including entities in which the Corporation holds directly or indirectly 50% or more of the shares or membership, that shall exist at the time of adoption of this Plan or thereafter, including, without limitation, Primecyl LLC, MoreGasTech LLC, Energtek Products Ltd., Angstore Ltd., Gatal (Natural gas for Israel) Ltd., Ukcyl Ltd. and MoreGasTech India Private Limited, provided that in the event of a partially owned Subsidiary (in which the Corporation holds less than 50% of the shares or the membership), the Corporation shall own the controlling shareholdings in such Subsidiary and/or have the ability to nominate the majority of the directors.

2.23. “Release Term” means, in the case of Capital Gains Method, a period ending twenty four (24) months after the date of allotment in which certain Options were granted to the Trustee for the benefit of the Participant. In the case of Labor Income Method ‘Release Term’ shall mean a period ending twelve (12) months after the date of allotment in which certain Options were granted to the Trustee for the benefit of the Participant.

2.24. “Tax Method” means either Capital Gains Method or Labor Income Method.

2.25. “Trust” means the Trust, maintained under the Trust Agreement entered into between the Corporation and the Trustee(s) for administration of this Plan.

2.26. “Trust Agreement” means the agreement between the Corporation and the Trustee(s) as may be in effect from time to time specifying the duties and authority of the Trustee.

2.27. “Trust Assets” means the Options and the Shares (and other assets) held in Trust for the benefit of the Participants pursuant to this Plan and the Trust Agreement.

2.28. “Trustee” means the Trustee (and any successor Trustee) appointed by the Board of Directors of the Corporation to hold the Trust Assets.

2.29. "Vesting Date" means a date in which an Installment becomes exercisable per the terms of the Participation Agreement.

2.30. "Vesting Schedule" as detailed in the Participation Agreement.

Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine or neuter.

3.	SHARES SUBJECT TO THIS PLAN

3.1. Total Number of shares - The total number of Common Shares which may be issued by the Corporation under this Plan is 2,700,000. Such number may be increased or decreased only by a resolution adopted by the Board or as is necessary to reflect the effect of any share split, reverse share split, or other similar transaction or recapitalization of the Corporation.

3.2. Unexercised Options - Should any of the Options expire or terminate for any reason without having been exercised in full, it shall be deemed void and shall not confer any rights whatsoever.

4.	ADMINISTRATION OF THE OPTION GRANT PROGRAM

4.1. Appointment of Committee - The Committee shall be appointed by the Board of Directors. If not so comprised, then the entire Board of Directors shall act as the Committee.

4.2. Committee Meetings - The Committee shall hold its meetings at such times and places as are specified by a majority of the Committee members. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by a majority of a quorum present at a meeting duly called; provided, however, any action taken by a written consent signed by all Committee members shall be as effective as any action taken by the Committee at a meeting duly called and held. Unless decided otherwise the rules applicable to Board Meetings shall apply to Committee meetings.

4.3. Committee Powers

4.3.1. Subject to the terms and provisions of this Plan and any applicable law and to such guidelines, if any, as shall be issued by the Board of Directors, the Committee, in its sole discretion, shall have full power and authority to:
4.3.1.1. designate the Participants to whom Options shall be granted;
4.3.1.2.  determine the number of Shares to be covered by each such Grant;
4.3.1.3.  determine the Vesting Schedule of the Option which shall be in accordance with the Participant Agreement executed between the Participant and the relevant Companies, unless the Committee determines otherwise;
4.3.1.4. determine the exercise price of the Shares;
4.3.1.5. determine the terms of payment for the Shares upon exercise of the Option and determine the various exercise periods
4.3.1.6.  determine such other provisions and requirements as are appropriate, in the opinion of the Committee, to carry out the purpose of this Plan, including the Tax Method.

4.3.2. The Committee shall have the rights, powers and authority necessary or appropriate to administer this Plan in accordance with its terms including, without limitation, the power to make binding interpretations of this Plan and to resolve conclusively all questions (whether express or implied) arising thereunder. The Committee may prescribe such rules and regulations for administering this Plan as the Committee, in its sole discretion, deems necessary or appropriate. No Committee member shall be liable to the Corporation or to any Participant for any action or determination taken or made in good faith as a Committee member on behalf of this Plan.

4.3.3. The Committee shall have the right to permit a Participant to exercise Option Awards which would not be otherwise exercisable pursuant to the provisions of this Plan.

5.	SELECTION OF PARTICIPANTS UNDER THE OPTION GRANT PROGRAM

In determining which Eligible Participants shall be granted Options, as well as the terms thereof, the Committee shall evaluate, among other things; (i) the duties and responsibilities of Eligible Participants; (ii) their past and prospective contributions to the success of the Corporation or its Subsidiaries; (iii) the extent to which they are performing and will continue to perform outstanding services for the benefit of the Corporation or its Subsidiaries; and (iv) such other factors as the Committee deems relevant.

6.	GRANT AND EXERCISE OF OPTIONS UNDER THE OPTION GRANT PROGRAM

6.1 Option Period - Subject to the terms and conditions of this Plan as shall be in effect from time to time, unless otherwise determined by Committee at the time of grant, each Grant of Options granted under this Plan, subject to continued employment or other service with the Corporation or its Subsidiaries, shall be exercisable from in accordance to the Vesting Date, through the Expiry Date (the “Option Period”). Options not so exercised shall terminate upon the expiration of the Option Period.

6.2 Participant Agreement - Each Option granted to a Participant under this Plan shall be evidenced by a Participant Agreement, to be entered into by and between the relevant Companies, (including the Corporation) and such Participant, in the form as may be from time to time approved by the Committee, which shall incorporate the provisions of this Plan and the Trust Agreement by reference. In the event of any conflict between the terms and conditions of a Participant Agreement and the terms hereof, the terms of this Plan shall control.

6.3 Manner of Exercise - An Option(s) shall be exercisable, in whole or in part, during the Option Period, in accordance to its Vesting Schedule, by delivery to the Corporation and the Company party to such Agreement of a duly executed copy of the relevant notice of exercise in the prescribed form, specifying the number of Shares as to which such Options is being exercised, accompanied by full payment of the option exercise price thereof (the “Option Exercise Price”) plus any applicable taxes when exercised. The payment shall be done in U.S. dollars.

6.4 Termination of Employment - An Option may not be exercised unless the Participant is then in the employ of the Corporation and/or any Subsidiary and unless the Participant has remained continuously so employed since the Grant Day of the Option. Subject to Section 6.5 below and unless the Committee determines otherwise, if a Participant should for any reason cease to be employed by the Corporation or a Subsidiary, all of the Options of such Participant that are exercisable at the time of such termination shall be exercised in accordance with their terms, provided the Option Exercise Price shall be paid in full. Subject to any decision of the Committee, in the event that part of the Options that are exercisable, shall not be exercised during a period of ninety (90) days after the Participant left the employment of the Corporation or a Subsidiary, the Options shall be void and shall not entitle the Participant to any rights. In the event of resignation or discharge of a Participant from the employ of the Corporation or a Subsidiary, his employment shall, for the purpose of this Section 6.4, be deemed to have ceased upon the actual date of termination of the employer-employee relationship with that Participant. The Committee, in its sole discretion, may declare whether an authorized leave of absence for a particular Participant shall constitute a termination for the purposes of this Plan.

6.5 Death, Disability or Retirement - If a Participant shall die while in the employ of the Corporation and/or a Subsidiary, or if the Participant’s employment shall terminate by reason of disability or retirement, then, at any time thereafter during the Option Period, all Options theretofore granted to such Participant and exercisable within said Option Period may, unless earlier terminated in accordance with their terms, be exercised by the Participant or by the Participant’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or disability of the Participant, in any case subject to the terms and conditions of this Plan.

7.	OPTION EXERCISE PRICE UNDER THE OPTION GRANT PROGRAM

The Committee shall determine the Option Exercise Price for each Participant.

8.	OPTIONS UNDER SECTION 102; GRANT OF OPTIONS AND ISSUANCE OF COMMON SHARES IN TRUST: DIVIDEND AND VOTING RIGHTS

8.1. Options under Section 102

8.1.1. This Plan is intended to comply with the provisions of Section 102 to enable the Corporation to issue Options to Eligible Participants under the Tax Method elected by it.

8.1.2. The Corporation selects the Capital Gain Method (‘Maslul Revach Hon’). This selection may be changed in the future, by Board resolution, provided, however, that the change in selection is possible according to the provisions of Section 102.

8.1.3. Terms of the Plan:

Notwithstanding anything to the contrary in the Plan:
8.1.3.1. The Plan shall have one, sole, Trustee.
8.1.3.2. Unless the provisions of Section 102 allow, the Plan shall be subject to one of the alternative tax methods.
8.1.3.3. No Shares received subsequent to the exercise of Options shall be either transferred from the Trustee to a certain Participant or sold by the Trustee unless the Release Period (which is 24 months from allotment under the Capital Gains Method) expired. If the Release Period has not expired, the Participant shall be entitled to sell Option Shares, excercised per the Vesting Schedule, subject to payment of all required taxes.
8.1.3.4. All rights or benefits that are received subsequently to the allocation or exercising the Options or the Shares underlying such Options (including and not limited to bonus shares and dividends) shall be deposited with the Trustee at least until the end of the Release Term, and all such rights and benefits shall be subject to the Tax Method selected by the Corporation, which is Capital Gains Tax.
8.1.3.5. After the Release Period expires, a Participant shall be entitled to instruct the Trustee to sell the Shares or to transfer the Shares held for such Participant’s benefit to such Participant, provided, however, that the Trustee confirms that all applicable tax under Section 102 was actually paid and the Trustee holds a confirmation to that effect from Income Tax Authorities.
8.1.3.6. The Corporation shall not issue any Options to a Participant unless such Participant confirmed in writing that he or she are aware to the provisions of Section 102 and the applicable Tax Method, and such Participant’s agreement in writing to the terms of the Trust Agreement, and that he/she shall not exercise shares (as such term is defined in Section 102) before the Release Term, unless allowed to exercise such Options per the vesting schedule and shall be subject to all applicable taxation.

8.2. Grant of Options and Issuance of Common Shares in Trust
8.2.1. Anything herein to the contrary notwithstanding, each Option and Share with respect to which an Option has been exercised by a Participant shall be issued by the Corporation to the Trustee to be held in the Trust for the benefit of such Participant. All certificates representing Options or Common Shares issued to the Trustee under this Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Options or Common Shares are released from the Trust as herein provided.

8.2.2. Anything herein to the contrary notwithstanding, no Options or Common Shares shall be released from the Trust until the Release Term has been fulfilled. Upon the sale by a Participant of any Options or Common Shares held in Trust, the Corporation shall (or shall cause the Trustee to) withhold from the proceeds of such sale all applicable taxes, shall remit the amount withheld to the appropriate Israeli tax authorities, shall pay the balance thereof directly to such Participant and shall report to such Participant the amount so withheld and paid to said tax authorities.

8.3. Dividend and Voting Rights.

All Common Shares issued upon the exercise of Options granted under this Plan shall entitle the Participant thereof to receive dividends with respect thereto. For so long as Common Shares issued to the Trustee on behalf of a Participant are held in the Trust, the cash dividends paid with respect thereto shall be remitted to the Participant, and the Trustee shall vote, whether in person or by proxy, all such Common Shares in accordance with the instructions of the Board of Directors of the Company.

9.	TRUST ASSETS

9.1 Investment of Trust Assets - Any cash Trust Assets as may be received by Trustee will be invested by the Trustee in interest bearing deposits, in accordance with directions from the Committee pending disposition thereof.

9.2 Allocations to Participants’ Accounts - The Trustee shall maintain records to reflect the Options and Common Shares held for the benefit of each Participant.

10.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

Upon the occurrence of any of the following described events, a Participant’s Options and Common Shares under this Plan shall be adjusted as hereinafter provided:

10.1 Changes in Capitalization - Subject to any required action by the Shareholders of the Corporation’ the number of Common Shares covered by each outstanding Option and the number of Common Shares which have been authorized for issuance under this Plan or have been issued or which have been returned to this Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of Common Shares, or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration”.

10.2 Dissolution or Liquidation - In the event of the proposed dissolution or liquidation of the Corporation, to the extent that an Option has not been previously exercised, the unexercised Option will terminate immediately prior to the consummation of such proposed action. The Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Participant the right to exercise his Option as to all or any part of the Common Shares, including Common Shares as to which the Option would not otherwise be exercisable.

10.3.1 Merger or Asset Sale with respect to Options Granted under the Option Grant Program - In the event of a merger of the Corporation with or into another corporation, or the sale of all or substantially all of the assets of the Corporation, each outstanding Option granted under the Option Grant Program, may be assumed or an equivalent option may be substituted by the successor corporation or a parent of the successor corporation. In the event that the successor corporation does not agree to assume the Options or to substitute an equivalent options, the Committee shall in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Options that are fully vested and shall further be allowed to exercise any additional non vested Options, as may be determined by the Committee at its sole discretion.

If the Committee makes the Options fully, or partially, exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the Option shall be fully exercisable for a period of twenty-one (21) days from the date of such notice, and the Option will terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase for each Common Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether shares, options, cash, or other securities or property) received in the merger or sale of assets by holders of Common Shares of the Corporation for each Common Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets were not solely shares of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Common Share, to be solely shares of the successor corporation or its parent equal in fair value to the per share consideration received by holders of Common Shares in the merger or sale of assets.

10.4 Dividends (Bonus Shares) - In the event that the Corporation shall issue any of its securities as share dividends upon or with respect to any Common Shares which shall at the time be subject to a right of purchase by a Participant hereunder, each Participant upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise), the Common Shares as to which he/she is exercising his/her's said right and, in addition thereto (and at no additional cost), such number of Common Shares of the class or classes in which such share dividend (bonus Common Shares) were declared, and such amount of cash in lieu of fractional Common Shares, as is equal to the amount of Common Shares and the amount of cash in lieu of fractional Common Shares which he/she would have received had he/she been the holder of the Common Shares as to which he/she is exercising his said right at all times between the date of the granting of such right and the date of its exercise.

10.5 Upon the occurrence of any of the foregoing events, the class and aggregate number of Common Shares issuable pursuant to this Plan, in respect of which Options have not yet been granted, shall also be appropriately adjusted to reflect the events specified in paragraphs 11.1 and 11.2 above.

10.6 Such adjustments as mentioned in this paragraph 10 shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares subject to an Option.

11.	RESTRICTION ON TRANSFER

11.1 Apart from the inherent power of the Shareholders of the Corporation to alter or modify the rights of the classes of the Corporation’s shares, the Committee may impose on any Participant such additional restrictions on the transfer of Common Shares as the Committee may determine at the time that Options are granted to the Participant or as may be agreed to by the Committee and the Participant following purchase of said Common Shares upon exercise of such Options under this Plan or upon termination of the Participant’s employment with the Company(ies). Such additional rights and restrictions shall be included in the Participation Agreement entered into between the Company(ies) and the Participant, or, upon agreement of the Participants, or in this Plan. In any event, the Options are personal in nature and are not transferable, not hedgeble and cannot be subject to any type of lien. All Common Shares transferred by any Participant shall be subject to any right of first refusal detailed in the Articles of Association of the Corporation, subject to section 6.5 above.

11.2 The Participant shall not dispose of any Common Shares in transactions which, in the opinion of counsel to the Corporation, violate the U.S. Securities Act of 1933, as amended (the “1933 Act”) or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws, including the securities laws of the State of Israel.

11.3 If any Common Shares shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Securities Exchange Act of 1934, as amended) of any Common Shares shall be made by any Participant (or any other person) under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the 1933 Act.

11.4 The Corporation shall have the authority to endorse upon the certificate or certificates representing the Common Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it many deem appropriate

12.	AMENDMENT OR TERMINATION OF THIS PLAN

The Board of Directors may amend or terminate this Plan or the Trust Agreement at any time provided, however, that any such amendment or termination shall not adversely affect the rights of a Participant without his or her written consent.

13.	ADMINISTRATIVE EXPENSES

Up to one percent (1%) of the proceeds of the sale by Participant of his Common Shares, with a maximum fee of no more than U.S. $1,000, may be withheld by (or paid over to) the Corporation to cover administrative, legal and other professional fees in connection with administration of this Plan. These fees shall be withheld upon the earliest of the following three:

•	Sale of an Options Share.
•	Transfer of an Option Share from Trustee to Participant.
•	Transfer of Options from Trustee to Participant.
These fees can be waived by the Company at it's sole discretion, in whole or in part.

14.	TAX MATTERS

All tax consequences under any applicable law which may arise from the grant of an Option, from the exercise thereof, from the sale or disposition of Common Shares by the Participant or from any other act of the Participant in connection with any of the foregoing shall be borne solely by the Participant, and the Participant shall indemnify the Companies and the Trustee, and hold each of them harmless, against and from any liability for any such tax or any penalty, interest thereon or thereof.

15.	TERM OF THIS PLAN AND TRUST AGREEMENT

The Corporation may issue Options under this Plan until December 31, 2013. Thereafter all Options that have not been allocated shall expire. The Plan shall terminate when all Options have expired or exercised, and the duties of the Trustee shall end after he ceases to hold Shares and/or Options, according to the Plan and has filed all reports required.

16.	GOVERNING LAW AND JURISIDICTION

This plan shall be governed, construed and enforced in accordance with the laws of the state of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel, shall have sole jurisdiction in any matters pertaining to this Plan.

17.	GOVERNMENT REGULATION

This Plan and the granting and exercise of the Options and the obligations of the Companies to sell and deliver shares under such Options, shall be subject to all applicable laws and regulations, whether of the state of Israel or the United States or any other state having jurisdiction over the Companies and the Participant, including, if applicable, the registration of the shares under the 1933 Act and to such approval by any governmental agencies or national securities exchanges, as may be required.